Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

CONTACT

CAROL HAUSNER

EXECUTIVE DIRECTOR,

INVESTOR RELATIONS AND

CORPORATE

COMMUNICATIONS

ImmunoGen, Inc.

(781) 895-0600

info@immunogen.com

ImmunoGen, Inc. Prices Public Offering of Common Stock

WALTHAM, MA, May 6, 2010 – ImmunoGen, Inc. (Nasdaq: IMGN), a biopharmaceutical company that develops targeted anticancer therapeutics, announced today that it has priced a public offering of 9,000,000 shares of its common stock at a price of $8.00 per share. Net proceeds, after underwriting discounts and commissions and expenses, will be approximately $67.4 million. ImmunoGen has granted the underwriters a thirty (30) day option to purchase up to 1,350,000 additional shares to cover over-allotments, if any. The offering is expected to close on or about May 12, 2010, subject to satisfaction of customary closing conditions.

J.P. Morgan Securities Inc. is acting as the sole book-runner for the offering and Oppenheimer & Co. Inc., RBC Capital Markets Corporation, Cantor Fitzgerald & Co. and Morgan Joseph & Co. Inc. are acting as co-managers.

The securities described above are being offered by ImmunoGen pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from J.P. Morgan Securities Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 1-866-803-9204.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s Targeted Antibody Payload (TAP) technology uses antibodies to deliver one of ImmunoGen’s potent cell-killing agents specifically to tumor targets. In addition to the Company’s product pipeline, compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s collaborations with Genentech (a wholly owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, trastuzumab-

DM1 (T-DM1), is in Phase III testing being conducted by Genentech/Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the public offering. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission.

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